Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of CFS Bancorp, Inc. on Form S-8 (file Number 333-62053) of our report dated May 19, 2006, on the financial statements of Citizens Financial Services, FSB Employees’ Savings & Profit Sharing Plan and Trust for the year ended December 31, 2005, which report is included in its Annual Report on Form 11-K.

/ s / BKD, LLP

Merrillville, Indiana
June 23, 2006